Compensation Policies and Practices

May 15, 2013

AAWW 2012 STOCK PERFORMANCE

Percent Change

15%	Russell 2000
13%	S&P 500
7%	Dow Jones Industrial Average
6%	Dow Jones Transport Average
15%	AAWW

Dow Jones Transportation Average Index: ALK, CHRW, CNW, CSX, DAL, EXPD, FDX, GMT, JBHT, JBLU, KEX, KSU, LSTR, LUV, MATX, NSC, R, LUV, UAL, UNP, UPS

WE HAD MANY MAJOR ACHIEVEMENTS IN 2012

In Fiscal 2012, we:

✓ Grew our revenues 18% to $1.65 billion.

✓ Achieved pretax income of $205 million, reflecting the second-best operating results in our history.

✓ Secured Ex-Im Bank financing at extremely attractive terms for up to six of our 747-8F aircraft.

✓ Secured attractive placement with customers for the four 747-8F aircraft deliveries that occurred in 2012.

✓ Developed and implemented a comprehensive, long-term strategic plan to provide new earnings streams and create competitive advantages.

✓ Obtained Civil Aviation Review Board approval from the U.S. military to perform AMC B767 passenger service.

✓ ✓	Executed a start-up plan for B767-200 express cargo operations for DHL. Delivered numerous customer service quality metrics at or close to maximum levels.

✓ Received IATA Operational Safety Audit re-certification for cargo and passenger operations without any negative findings.

HEADWINDS IN 2012

These numerous accomplishments were achieved despite the following headwinds:

•	Continued sluggish global economic conditions.
•	Muted “peak” season.
•	Commercial charter volumes and rates materially impacted by:
	-	Increased air cargo capacity.
	-	Softer demand.
	-	Significantly reduced military flying levels.

EXECUTIVE COMPENSATION PROGRAM DRIVEN BY SHAREHOLDERS

Prior to our 2012 annual meeting, we reached out to holders of approximately 85% of outstanding shares to discuss their views on our executive compensation program. We held conversations and/or substantive email discussions with stockholders holding approximately 82% of our outstanding shares.

• AAWW compensation policies are driven by this extensive shareholder outreach.

•	Shareholders expressed strong support for our business plan, senior management team and compensation policies.

• The holders of a material number of AAWW shares for the 2012 meeting informed us that they vote as recommended by ISS without discretion.

• In view of this, the vote of over two-thirds of the holders voting on our SOP proposal is a remarkably strong endorsement of the Company’s compensation programs.

• AAWW Compensation Committee considered the feedback from stockholders and made certain changes to the compensation program beginning in 2013:

• Reduced the weighting of the individual management business objective metric in the annual cash incentive plan from 40% to 30%.

•	Revised the financial performance metric in the annual cash incentive plan from one based on pretax income to one based on earnings per common share.

•	Changed the earnings before taxes performance metric used for long-term incentive awards to one based on earnings before interest, taxes, depreciation and amortization (EBITDA).

• AAWW has continued to meet with institutional investors on a regular basis.

BENCHMARKING

We target to 50th to 75th percentile because of:

• Robust performance of our high quality, experienced executive team.

•	Management team has successfully executed numerous strategic initiatives notwithstanding challenging market conditions.

•	Productivity and commitment of our very lean management team.
•	AAWW executives are based in one of the highest cost locations in the country.

•	High proportion of incentive compensation that is only paid if earned by superior performance.

•	Over 60% of compensation is performance-based (assuming maximum payout of long-term equity awards).

•	Express Board policy to provide strong incentives to retain current lean management team.

•	Significant competition for high-performing executive talent.

ANNUAL INCENTIVE PLAN

During 2012, 60% of the annual incentive plan payout was based on objective measures. This was increased to 70% in 2013 based on shareholder feedback.

•	50% is based on an objective financial performance metric (adjusted pretax income). Changed to an adjusted earnings per share metric in 2013 to continue to ensure alignment of management and shareholder interests. See, Proxy Statement, pages 28-29, 31.

•	10% is based on objective service quality measures (20% in the case of our operating personnel). See Proxy Statement, page 32. Changed to 20% for all employees in 2013.

•	The objective service quality metrics are measured against AAWW’s ability to meet or exceed aggressive service level agreements (SLAs) specified in contracts with our key customers. AAWW either meets or exceeds these standards or it doesn’t.

•	As permitted under the SEC rules, AAWW does not provide the reliability targets in its proxy statement as it has determined that such disclosure would result in competitive harm.

•	Individual business objectives (IBOs) consist of many detailed, job specific goals that are specifically tailored to incentivize executives to drive achievement of the business plan and financial goals approved by the Board. IBOs are described in detail on page 31 of the Proxy Statement.

ANNUAL INCENTIVE PLAN TARGET SETTING

Financial targets reward superior performance; financial targets used to determine annual cash bonus have been adjusted upward each year.

2010

$95 Million — Threshold

$110 Million — Target

$125 Million or More — Maximum

2011

$160 Million — Threshold

$190 Million — Target

$200 Million or More — Maximum

2012

$204 Million — Threshold

$240 Million — Target

$252 Million or More — Maximum